Press Release
Exhibit 99.1
INTERACTIVE DATA REPORTS FOURTH-QUARTER AND
FULL-YEAR 2005 RESULTS
2005 Service Revenue Increased by 12.0% and Net Income Increased by 16.9%
BEDFORD, Mass – February 23, 2006 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the fourth quarter and full year ended December 31, 2005. Fourth-quarter 2005 service revenue grew 8.7% to $136.0 million from $125.2 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 increased by 16.8% to $24.6 million, or $0.26 per diluted share, from $21.1 million, or $0.22 per diluted share, in the same quarter last year.
“Interactive Data posted excellent 2005 financial results,” stated Stuart Clark, president and chief executive officer. “In 2005, we surpassed the $500 million milestone in annual service revenue, an achievement that reflects the organic expansion of each core business as well as the contributions from our acquisitions.”
Clark continued, “Interactive Data’s 8.7% service revenue growth in the fourth quarter of 2005 was in line with our expectations and a good finish to the year. However, comparisons with the fourth quarter of 2004 are complicated due to a number of unusual factors. First, our fourth-quarter 2005 service revenue includes a modest contribution from the IS.Teledata business we acquired in mid-December 2005. Second, our fourth-quarter 2004 service revenue reflects the previously disclosed reversal and deferral of $8.1 million in service revenue primarily associated with an international customer. Third, our FT Interactive Data business reported an exceptionally strong 2004 fourth quarter, which included certain one-time revenue items in Europe. Fourth, eSignal’s fourth-quarter 2004 results included service revenue associated with a FutureSource distribution partner who terminated the relationship as expected in early 2005. Our 16.8% fourth-quarter 2005 net income growth primarily reflects higher service revenue, disciplined spending, higher interest income, and a decrease in our effective annual tax rate.”
Clark commented, “Overall renewal rates for businesses within the Institutional Services segment remained approximately 95% during the fourth quarter of 2005. We move forward into 2006 with considerable activity underway. In mid-December 2005, we completed our acquisition of IS.Teledata, which moves us into the growing managed market data solutions sector, extends our geographic reach further into continental Europe and enhances our new product development capabilities in Europe. In early January 2006, we announced an alliance between FT Interactive Data and Markit Group that we believe will enable us to broaden our coverage of complex derivative securities and enhance certain areas of our fixed income evaluations. In addition, on February 1, 2006, we announced the acquisition of Quote.com® and related assets. We believe this transaction will enable eSignal to market a more complete range of services to active traders and financial professionals, as well as position this business to build a growing new revenue stream through online advertising across a larger family of financial portals.”
Clark concluded, “Interactive Data’s strong cash flow from operations throughout the year enabled us to end 2005 with cash, cash equivalents and marketable securities totaling $172.4 million and no debt. During 2005, we used approximately $75 million for a special dividend in July 2005, spent approximately $50 million to acquire IS.Teledata in mid-December 2005 and purchased approximately $30 million of our common stock under our current stock buyback program.”

Interactive Data Corporation Q405 Financial Results/2
Other Fourth-Quarter and Recent Financial and Operating Highlights
Effects of Foreign Exchange:
•	Interactive Data’s fourth-quarter 2005 service revenue was negatively impacted by $1.9 million due to the effects of foreign exchange. Fourth-quarter 2005 service revenue before the effects of foreign exchange grew by $12.7 million, or 10.2%, over the comparable period in 2004. Total costs and expenses in the fourth quarter of 2005 were positively impacted by $1.5 million due to the effects of foreign exchange. Fourth-quarter 2005 total costs and expenses before the effects of foreign exchange increased by $9.0 million, or 9.7%, over the fourth quarter of last year.
Institutional Services Segment:
•	FT Interactive Data’s fourth-quarter 2005 service revenue of $89.2 million grew 1.6% over the prior year’s fourth quarter (or an increase of 3.1% before the effects of foreign exchange). North American service revenue for the fourth quarter of 2005 increased 3.8% over the prior year’s fourth quarter primarily as a result of new sales closed throughout the course of 2005. Fourth-quarter 2005 European service revenue decreased by 5.7% (or an increase of 0.9% before the effects of foreign exchange) from the fourth quarter of last year as the fourth-quarter 2004 European service revenue included certain one-time revenue items. FT Interactive Data’s new sales in both North America and Europe were strong during the fourth quarter of 2005. FT Interactive Data’s Asia-Pacific fourth-quarter 2005 service revenue increased 3.7% (or an increase of 5.4% before the effects of foreign exchange) compared with the prior year’s fourth quarter.

•	ComStock generated fourth-quarter 2005 service revenue of $19.2 million, an increase of 70.2% over the same quarter last year (or an increase of 74.4% before the effects of foreign exchange). The increase includes the previously mentioned reversal and deferral of $8.1 million in service revenue, $6.7 million in direct selling, general and administrative (SG&A) costs and an associated reduction of $1.4 million in income from operations. These amounts were related to ComStock’s services that were delivered to one international customer who paid for these services without a definitive contract in place. These amounts were subsequently recognized in the first quarter of 2005 following the execution of a definitive contract. If these amounts had been recognized in the fourth quarter of 2004, ComStock’s service revenue growth would have increased by 1.1% (before the effects of foreign exchange) due primarily to new sales closed throughout the year mostly offset by the impact of cancellations associated with the final migration of HyperFeed clients onto the ComStock platform in mid-2005.

•	CMS BondEdge’s service revenue for the fourth quarter of 2005 increased by 1.4% over last year’s fourth quarter to $8.2 million. CMS BondEdge’s fourth-quarter performance was highlighted by seven new client installations and additional purchases by existing customers.
Acquisition of IS.Teledata AG:
•	On December 13, 2005, Interactive Data acquired IS.Teledata AG and its subsidiaries. As of February 14, 2006, Interactive Data has acquired approximately 98% of IS.Teledata for $50.7 million, net of cash acquired, of which $49.4 million was paid during the fourth quarter of 2005. IS.Teledata provides financial institutions with managed market data solutions that aggregate and customize the display of financial content from multiple sources. Following the completion of the acquisition, IS.Teledata contributed fourth-quarter 2005 service revenue of $2.0 million.

Interactive Data Corporation Q405 Financial Results/3
Active Trader Services Segment:
•	eSignal’s fourth-quarter 2005 service revenue of $17.4 million declined 3.2% over 2004’s fourth-quarter service revenue (or a decline of 2.8% before the effects of foreign exchange). The decline in 2005 service revenue from 2004 was primarily due to the expected cancellation of a distribution relationship for FutureSource-related services, which offset growth in eSignal’s direct subscriber base. eSignal ended the fourth quarter of 2005 with approximately 45,800 direct subscription terminals. During the fourth quarter of 2005, eSignal launched MarketCenter.com™, a financial web portal that provides free quotes, charts and news data from around the world.
Acquisition of Quote.com:
•	On February 1, 2006, Interactive Data announced a definitive agreement to acquire the assets of Quote.com and certain other related assets from Lycos, Inc. for $30.0 million in cash. The acquired assets will include the subscription-based QCharts™ and LiveCharts™ services that provide real-time streaming data and decision support tools that help active traders formulate investment strategies, as well as Quote.com, a financial news and analysis website, and RagingBull™, an online investment community and message board site. Following the completion of the transaction, which is expected to occur by the end of March 2006, Quote’s assets will be operated as part of eSignal. The completion of this transaction remains subject to customary closing conditions, including governmental approvals.
Costs and Expenses:
•	Total fourth-quarter 2005 costs and expenses increased by 8.1% to $100.1 million from $92.6 million in the fourth quarter of 2004 due primarily to the previously mentioned reversal and deferral of $6.7 million in direct SG&A expenses in the fourth quarter of 2004. Total costs and expenses for the fourth quarter of 2005 increased by $7.1 million, or 7.7%, before total costs and expenses associated with businesses acquired in the past twelve months, and the effects of foreign exchange.
Twelve Month Results
For the twelve months ended December 31, 2005, Interactive Data reported service revenue of $542.9 million versus $484.6 million for the comparable period in 2004, an increase of $58.3 million, or 12.0%. Total costs and expenses rose 11.2%, or $40.0 million, to $398.7 million in 2005. Income from operations increased 14.5% from $125.9 million in 2004 to $144.1 million in 2005. Net income for 2005 increased 16.9% to $93.9 million, or $0.98 per diluted share, from $80.3 million, or $0.84 per diluted share, in 2004.
As of December 31, 2005, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $172.4 million. During the fourth quarter of 2005, Interactive Data paid $49.4 million in cash to acquire IS.Teledata, net of cash acquired. As part of the Company’s current one million share stock buyback program, Interactive Data repurchased a total of 252,000 shares at an average price of $22.33 per share during the fourth quarter of 2005, totaling $5.6 million. Entering the first quarter of 2006, 448,000 shares of common stock remained available for repurchase under the Company’s current stock buyback program.

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Outlook
We anticipate similar business conditions during 2006 to those we experienced in 2005. We believe that spending on market data and related services by customers in the financial services industry will be balanced by their continued focus on cost containment initiatives. As a result of both the organic expansion of our business and the impact of acquisitions, we currently expect that 2006 service revenue growth will be in the mid-teens. We expect that 2006 net income on a GAAP basis will decline slightly versus 2005 as a result of $8.0 million to $10.0 million of anticipated after-tax stock-based compensation expenses associated with the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.” The effective tax rate for 2006 is expected to be in the range of 38.0% to 39.5%. We anticipate that non-GAAP income from operations, which excludes the impact of Financial Accounting Standards Board Statement No. 123(R), will grow in the high single-digit to low double-digit range in 2006.
2006 capital expenditures are expected to be in the range of $40.0 million to $43.0 million. This includes capital expenditures of approximately $10.0 million to $12.0 million associated with the planned relocation of Interactive Data’s corporate headquarters in Bedford, Massachusetts and ComStock’s Harrison, New York facility during the year. Approximately 50% of the capital expenditures associated with these facility activities will be reimbursed by the landlords of these facilities during 2006.
Conference Call Information
Interactive Data Corporation’s management will conduct a conference call Thursday, February 23, 2006 at 11:00 a.m. Eastern Time to discuss the fourth-quarter and full-year 2005 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call and view related slides via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from Thursday, February 23, 2006 at 2:00 p.m. through Thursday, March 9, 2006 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 4535025. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com. The web site is not incorporated by reference into this press release.
Non-GAAP Information
In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:
•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

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•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported service revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with businesses acquired or closed during the past 12 months, and the effects of foreign exchange, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

•	Management refers to non-GAAP income from operations, which excludes the anticipated impact of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” because our historical financial performance did not include this expense. As a result, we believe that continuing to offer such information about our financial performance provides consistency in our financial reporting.
The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.
Forward-looking and Cautionary Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, and the expected timing of the closing of the Quote.com acquisition, including those appearing under the heading “Outlook,” those statements about expected market conditions, current expectations and our expected growth, and product and service developments, and potential alliances and acquisitions. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key

Interactive Data Corporation Q405 Financial Results/6
personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.
About Interactive Data Corporation
Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.
Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 2,100 employees in offices located in North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

Interactive Data Corporation Q405 Financial Results/7
INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	Change	2005	2004	Change
SERVICE REVENUE	$136,019	$125,176	8.7%	$542,867	$484,565	12.0%

COSTS & EXPENSES
Cost of Services	42,956	42,264	1.6%	167,089	156,646	6.7%
Selling, general & administrative	46,950	39,961	17.5%	191,615	161,313	18.8%
Depreciation	4,851	4,793	1.2%	18,767	18,521	1.3%
Amortization	5,351	5,599	-4.4%	21,256	22,216	-4.3%

Total costs & expenses	100,108	92,617	8.1%	398,727	358,696	11.2%

INCOME FROM OPERATIONS	35,911	32,559	10.3%	144,140	125,869	14.5%

Other income, net	1,320	968	36.4%	4,711	2,522	86.8%

INCOME BEFORE INCOME TAXES	37,231	33,527	11.0%	148,851	128,391	15.9%
Income Tax expense	12,606	12,451	1.2%	54,987	48,120	14.3%

NET INCOME	$24,625	$21,076	16.8%	$93,864	$80,271	16.9%

NET INCOME PER SHARE
Basic	$0.26	$0.23	13.0%	$1.01	$0.86	17.4%
Diluted	$0.26	$0.22	18.2%	$0.98	$0.84	16.7%
Cash dividends paid per common share	$—	$—	—	$0.80	$—	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,257	93,086	0.2%	93,204	93,152	0.1%
Diluted	96,077	95,917	0.2%	95,989	95,525	0.5%

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$147,368	$207,908
Marketable securities	25,019	2,371
Accounts receivable, net	84,553	83,250
Interest receivable	751	—
Prepaid expenses and other current assets	10,458	15,809
Deferred income taxes	1,509	4,986

Total current assets	269,658	314,324

Property and equipment, net	64,252	54,854
Goodwill	480,179	480,444
Other intangible assets, net	182,156	169,338
Other assets	675	816

Total Assets	$996,920	$1,019,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$18,032	$15,943
Payable to affiliates	892	1,552
Accrued liabilities	68,747	67,276
Income taxes payable	2,045	10,672
Deferred revenue	23,988	35,729

Total current liabilities	113,704	131,172
Deferred tax liabilities	23,864	28,731
Other liabilities	3,946	2,117

Total Liabilities	141,514	162,020

Stockholders’ Equity:
Preferred stock	—	—
Common stock	979	963
Additional paid-in capital	848,137	821,590
Treasury stock, at cost	(74,587)	(44,308)
Accumulated earnings	77,449	58,074
Accumulated other comprehensive income	3,428	21,437

Total Stockholders’ Equity	$855,406	$857,756

Total Liabilities and Stockholders’ Equity	$996,920	$1,019,776

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INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	(Unaudited)
	2005	2004
Cash flows provided by (used in) operating activities:
Net income	$93,864	$80,271
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	40,023	40,737
Tax benefit from exercise of stock options	5,152	3,778
Deferred income taxes	1,411	1,101
Amortization of discounts and premiums on marketable securities, net	1,958	—
Other non-cash items, net	1,944	2,622
Changes in operating assets and liabilities, net	(14,770)	(6,807)

NET CASH PROVIDED BY OPERATING ACTIVITIES	129,582	121,702

Cash flows provided by (used in) investing activities:

Purchase of fixed assets	(26,060)	(23,898)
Acquisition of business	(49,983)	(17,683)
Purchase and sale of marketable securities	(24,606)	(2,371)
Other investing activities	170	—

NET CASH USED IN INVESTING ACTIVITIES	(100,479)	(43,952)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(30,279)	(17,328)
Proceeds from exercise of stock options and employee stock purchase plan	19,574	12,935
Common stock cash dividends	(74,489)	—

NET CASH USED IN FINANCING ACTIVITIES	(85,194)	(4,393)

Effect of exchange rate on cash	(4,449)	2,912

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(60,540)	76,269
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	207,908	131,639

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$147,368	$207,908

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Service Revenue Before Effects of Foreign Exchange and Acquisition-Related Service Revenue
(In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	Change	2005	2004	Change
Service Revenue
Institutional Services
FT Interactive Data	$89,219	$87,807	1.6%	$352,958	$329,329	7.2%
ComStock	19,237	11,301	70.2%	85,711	68,136	25.8%
CMS BondEdge	8,180	8,064	1.4%	32,394	31,997	1.2%
IS.Teledata	1,957	—	—	1,957	—	—

Institutional Services Total	118,593	107,172	10.7%	473,020	429,462	10.1%

Active Trader Services
eSignal	17,426	18,004	-3.2%	69,847	55,103	26.8%

Active Trader Services Total	17,426	18,004	-3.2%	69,847	55,103	26.8%

Total Service Revenue	136,019	125,176	8.7%	542,867	484,565	12.0%

Effects of Foreign Exchange	1,878	—	—	467	—	—

Service Revenue before Effects of Foreign Exchange	137,897	125,176	10.2%	543,334	484,565	12.1%

Service Revenue — FutureSource	—	—	—	(19,042)	(7,577)	151.3%

Service Revenue — IS.Teledata	(1,957)	—	—	(1,957)	—	—

Service Revenue before Effects of Foreign Exchange and Acquisition-Related Service Revenue	$135,940	$125,176	8.6%	$522,335	$476,988	9.5%

Interactive Data Corporation Q405 Financial Results/11
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
Total Costs and Expenses Before Effect of Acquisition-related Total Costs and Expenses, and Effects of Foreign Exchange
(In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	Change	2005	2004	Change
Total Costs & Expenses	$100,108	$92,617	8.1%	$398,727	$358,696	11.2%

Total Costs & Expenses — Future Source	—	—	—	(16,894)	(6,998)	141.4%

Total Costs & Expenses — IS.Teledata	(1,909)	—	—	(1,909)	—	—

Effects of Foreign Exchange	1,505	—	—	379	—	—

Total Costs & Expenses before above factors	$99,704	$92,617	7.7%	$380,303	$351,698	8.1%